                                                                       EXHIBIT N


                          REGISTRATION RIGHTS AGREEMENT

                            Dated as of May 30, 2001


                                      among



                 CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION",

                                 as the Company,

                                       and

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS",

                               ECO TELECOM LIMITED

                                       and

                             TELENOR EAST INVEST AS

                             as the Initial Holders

                                TABLE OF CONTENTS

                                                                                                       PAGE
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ARTICLE 1 CERTAIN DEFINITIONS ......................................................................      1
   1.1.    Definitions .............................................................................      1
   1.2.    Interpretation ..........................................................................      4
ARTICLE 2 DEMAND REGISTRATIONS .....................................................................      5
   2.1.    Demand Requests .........................................................................      5
   2.2.    Certain Company Obligations .............................................................      6
   2.3.    Effective Registration Statement ........................................................      6
   2.4.    Selection of Underwriters; Conditions to Underwritten Offering ..........................      6
   2.5.    Priority for Demand Registration ........................................................      7
   2.6.    Limitation on Demand Registrations ......................................................      7
   2.7.    Circumstances and Effect of Withdrawal ..................................................      9
ARTICLE 3 PIGGYBACK REGISTRATION ...................................................................      9
   3.1.    Right to Include Registrable Securities .................................................      9
   3.2.    Piggyback Procedure .....................................................................      9
   3.3.    Selection of Underwriters; Conditions of Underwritten Offering ..........................     10
   3.4.    Priority for Piggyback Registration .....................................................     10
ARTICLE 4 REGISTRATION PROCEDURES ..................................................................     11
   4.1.    Procedures ..............................................................................     11
ARTICLE 5 REGISTRATION AND SELLING EXPENSES ........................................................     14
   5.1.    Registration Expenses ...................................................................     14
   5.2.    Selling Expenses ........................................................................     14
   5.3.    Different Allocations ...................................................................     14
ARTICLE 6 UNDERTAKINGS OF THE HOLDERS OF REGISTRABLE SECURITIES ....................................     14
   6.1.    Suspension of Sales .....................................................................     14
   6.2.    Compliance ..............................................................................     14
   6.3.    Termination of Effectiveness ............................................................     14
   6.4.    Furnish Information .....................................................................     15
ARTICLE 7 UNDERWRITTEN REGISTRATIONS ...............................................................     15
ARTICLE 8 ASSIGNMENT OF REGISTRATION RIGHTS ........................................................     15
ARTICLE 9 INDEMNIFICATION ..........................................................................     16
   9.1.    Indemnification by the Company ..........................................................     16
   9.2.    Indemnification by Holders ..............................................................     17
   9.3.    Conduct of Indemnification Proceedings ..................................................     17
   9.4.    Survival ................................................................................     18
   9.5.    Contribution ............................................................................     18
   9.6.    Other Rights ............................................................................     19
   9.7.    Indemnification and Contribution of Underwriters ........................................     19
ARTICLE 10 RULE 144; Rule 144A; OTHER EXEMPTIONS; MARKET STANDOFF ..................................     19
   10.1.   Rule 144; Rule 144A; Other Exemptions ...................................................     19
   10.2.   "Market Stand-Off" Agreement ............................................................     20
ARTICLE 11 TERMINATION OF AGREEMENT AND RIGHTS .....................................................     20
   11.1.   Termination of Agreement ................................................................     20
   11.2.   Termination of Holders Rights ...........................................................     20
ARTICLE 12 MISCELLANEOUS ...........................................................................     21
   12.1.   Notices .................................................................................     21
   12.2.   Entire Agreement ........................................................................     23

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
   12.3.   Limitations on Subsequent Registration Rights ...........................................     23
   12.4.   Waiver ..................................................................................     24
   12.5.   Amendment ...............................................................................     24
   12.6.   No Assignment; Binding Effect; No Third Party Beneficiary; Obligations Several ..........     24
   12.7.   Governing Law ...........................................................................     24
   12.8.   Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity ..     24
   12.9.   Severability ............................................................................     26
   12.10.  Headings ................................................................................     26
   12.11.  Counterparts ............................................................................     27

Exhibit A                  Form of Endorsement

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         This REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is made as of the
30th day of May, 2001, by and among CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION", a closed joint stock company organized under the laws of the Russian Federation (the "COMPANY"), OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized under the laws of the Russian Federation ("VIP"), ECO TELECOM LIMITED, a company organized under the laws of Gibraltar ("ECO TELECOM"), and TELENOR EAST INVEST AS, a company organized under the laws of Norway ("TELENOR" and, along with Eco Telecom and VIP, the "INITIAL HOLDERS" and, collectively with such other successors, transferees and assignees that acquire Registrable Securities from Initial Holders, in each case, in accordance with the terms hereof, the "HOLDERS").

                                    RECITALS:

         WHEREAS, the Company is currently a wholly-owned subsidiary of VIP;

         WHEREAS, the Company has agreed to issue and to sell, and the Initial Holders have agreed, or have the right, to subscribe for and purchase, shares of Common Stock on the terms and subject to the conditions set forth in the Primary Agreement, dated as of the date hereof, by and between the Company, as issuer, and each of the Initial Holders, as purchasers (the "PRIMARY AGREEMENT"); and

         WHEREAS, a condition precedent to the obligations of each of the Initial Holders under the Primary Agreement is that the Company and the Initial Holders enter into this Agreement in order to provide each of the Initial Holders with certain registration rights with respect to their ownership of the Common Stock.

         NOW, THEREFORE, to implement the foregoing and in consideration of the mutual terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                               CERTAIN DEFINITIONS

         1.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  "ADSs" shall mean any American Depositary Shares issued by the Company, representing shares of the Common Stock.

                  "AFFILIATE" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which any such Person or Persons identified herein, directly or indirectly, has a substantial beneficial interest, and any Person who is controlled by any such trust or estate. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean, with respect to any Person, the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person; provided, however, that for the purposes of this definition, neither the Company, nor any of its Controlled Affiliates, nor VIP, nor any of its Controlled Affiliates shall be deemed an Affiliate of any Party.

                  "AGREEMENT" has the meaning specified in the preamble.

                  "BUSINESS DAY" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, London, England, Oslo, Norway or New York, New York are authorized or obliged to close.

                  "CHARTER" shall have the meaning specified in the Primary Agreement.

                  "CLAIM" has the meaning specified in Section 9.1(a).

                  "COMMON STOCK" shall mean the shares of common stock of the Company, as defined in the Charter.

                  "COMPANY" has the meaning specified in the preamble.

                  "COMPANY INDEMNIFIED PARTIES" has the meaning specified in
Section 9.2(a).

                  "COMPANY REGISTRATION" has the meaning specified in Section
3.1.

                  "CONTROLLED AFFILIATE" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

                  "DEMAND REGISTRATION" has the meaning specified in Section
2.1.

                  "DEMAND REQUEST" has the meaning specified in Section 2.1.

                  "ECO TELECOM" has the meaning specified in the preamble.

                  "ENDORSEMENT" shall mean an endorsement to this Agreement, in the form annexed to this Agreement as Exhibit A.

                  "EXCHANGE ACT" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as in effect at the relevant time.

                  "FINAL DATE" has the meaning specified in the Primary
Agreement.

                  "FIRST CLOSING" has the meaning specified in the Primary Agreement.

                   "HOLDER INDEMNIFIED PARTIES" has the meaning specified in
Section 9.1(a).

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
                  "HOLDERS" has the meaning specified in the preamble.

                  "INITIAL HOLDERS" has the meaning specified in the preamble.

                  "INSPECTOR" and "INSPECTORS" have the meanings specified in
Section 4.1(b).

                  "IPO" has the meaning specified in Section 2.1.

                  "LOSSES" has the meaning specified in Section 9.1(a).

                  "PARTICIPATING HOLDERS" has the meaning specified in Section 4.1(b).

                  "PERMITTED TRANSFEREE" has the meaning specified in the Shareholders Agreement.

                  "PERSON" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority, whether incorporated or unincorporated.

                  "PRIMARY AGREEMENT" shall have the meaning set forth in the first recital to this Agreement.

                  "REGISTRABLE SECURITIES" shall mean any and all shares of Common Stock (excluding any warrants or other securities convertible into or exchangeable for shares of Common Stock) or ADSs that any Holder may own (whether now owned or acquired after the date hereof), including any such ADSs or shares of Common Stock acquired by any Holder as a result of the exercise of any Option as defined in the Option Agreement. As to any particular shares of Common Stock or ADSs constituting Registrable Securities, such ADSs or shares will cease to be Registrable Securities when (i) such ADSs or shares, as the case may be, shall have been sold by a Holder pursuant to an effective registration statement under the Securities Act, (ii) they shall have been distributed pursuant to Rule 144, Rule 144A, Rule 145 or any similar provision then in force under the Securities Act, and the transferee shall not have become party to this Agreement in accordance with Article 8 hereof, (iii) they have become eligible for sale by such Holder pursuant to Rule 144(k) under the Securities Act, (iv) they have been Transferred in violation of this Agreement, or (v) they have ceased to be outstanding. The terms "REGISTER", "REGISTERED", and "REGISTRATION" refer to a registration of the Common Stock effected by preparing and filing a registration statement or similar document (a "REGISTRATION STATEMENT") in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement. If the Company registers and maintains its registration of ADSs with the SEC, then Registrable Securities consisting of shares of Common Stock shall be deposited with the depositary of such ADSs and registration shall be made of ADSs (for sale thereof in a public offering), and not Common Stock, under this Agreement.

                  "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, depositary fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company (including fees incurred by counsel in connection with the delivery of any opinions required in connection with the filing of any Registration Statement), blue sky fees and expenses, the expenses of any regular or special

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audits incident to or required by any such registration, but excluding (a)
Selling Expenses and (b) the compensation of regular employees of the Company (which shall be paid in any event by the Company).

                  "REGISTRATION STATEMENT" has the meaning specified under the definition of "Registrable Securities".

                  "REQUESTING HOLDERS" has the meaning specified in Section 2.1.

                  "RULE 144" shall mean Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC under the Securities Act.

                  "RULE 144A" shall mean Rule 144A as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC under the Securities Act.

                  "RULE 145" shall mean Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC under the Securities Act.

                  "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as in effect at the relevant time.

                  "SEC" shall mean the United States Securities and Exchange Commission, or any successor thereto.

                  "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder (which shall, in any event, be paid by such Holder).

                  "SHAREHOLDERS AGREEMENT" shall mean the Shareholders Agreement, dated as of the date hereof, by and among the Company and each of VIP, Eco Telecom and Telenor.

                  "TELENOR" has the meaning specified in the preamble.

                  "TRANSFER" has the meaning specified in the Shareholders Agreement.

                  "UNCITRAL RULES" has the meaning specified in Section 12.8.

                  "VALID BUSINESS REASON" has the meaning specified in Section 2.6(a).

                  "VIP" has the meaning specified in the preamble.

         1.2. Interpretation


         Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

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         (a) the singular shall include the plural, and the plural shall include the singular;

         (b) words of any gender shall include each other gender;

         (c) the words "hereof', "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

         (d) a reference to any Article, Section or Exhibit is a reference to a specific Article or Section of, or Exhibit to, this Agreement;

         (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, amendment and restatement, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

         (f) a reference to any agreement, instrument, Contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

         (g) a reference to any Person shall include such Person's successors, permitted assigns and permitted transferees under any agreement, instrument, Contract or other document; and

         (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.



                                   ARTICLE 2

                              DEMAND REGISTRATIONS

         2.1. Demand Requests. At any time following the six (6) month anniversary of the date on which the Company has completed an initial public offering pursuant to an effective Registration Statement under the Securities Act (an "IPO"), a Holder or Holders, as the case may be, holding individually or in the aggregate not less than five percent (5%) of the issued and outstanding Common Stock shall have the right to request (each, individually, a "REQUESTING HOLDER" and, collectively, the "REQUESTING HOLDERS") in writing that the Company effect a registration under the Securities Act with respect to all or part of the Registrable Securities held by such Requesting Holder(s) (a "DEMAND REGISTRATION"), provided the anticipated aggregate offering price to the public (before deduction of underwriting discounts and expenses of sale) is not less than US$7.5 million. The Requesting Holders shall deliver to the Company a written request for a Demand Registration (a "DEMAND REQUEST") in accordance with Section 12.1 that specifies the number of shares and the methods by which each Requesting Holder intends to sell or dispose of such Registrable Securities (including whether the Requesting Holder intends to distribute the Registrable Securities by means of an underwritten offering).

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
         2.2. Certain Company Obligations. Following delivery of a Demand Request, and subject to the conditions of this Article 2, the Company shall:

                  (a) give prompt written notice of such Demand Request to all other Holders of Registrable Securities, to which such Holders will have thirty
(30) days from receipt thereof to respond in order to have any Registrable Securities of such Holders included in such registration; provided, however, that if such Holder has more than fifty (50) shareholders and is required by applicable law to obtain the approval of its shareholders in order to sell such Registrable Securities, then (if prior to the expiration of the thirty (30) day period such Holder shall so notify the Company in writing) such Holder shall have seventy (70) days from the receipt of such notice to deliver to the Company its written response;

                  (b) use all reasonable efforts to effect such registration as promptly as practicable (including, without limitation, by filing a Registration Statement (and executing an undertaking to file any amendments thereto) covering the Registrable Securities so requested to be registered (subject to Section 2.5 if such registration is an underwritten public offering), qualifying such Registrable Securities under applicable blue sky or other securities laws of any state of the United States of America (to the extent set forth in this Agreement) and complying with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and to the extent necessary to permit or facilitate the sale and distribution of all or a portion of such Registrable Securities as are specified in such request; and

                  (c) refrain from filing any other Registration Statements, other than pursuant to a Registration Statement on Form F-4 or S-8 (or successor forms), with respect to any securities, including Registrable Securities, of the Company until such date that is ninety (90) days following effectiveness of the Registration Statement filed in connection with such Demand Registration.

         2.3. Effective Registration Statement. A Demand Registration shall not be deemed to have been effected unless a Registration Statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement for the period of time required pursuant to Section 4.1(d) hereof.

         2.4. Selection of Underwriters; Conditions to Underwritten Offering. In the event that any Demand Registration is to be an underwritten public offering, the lead managing underwriter shall be one or more reputable investment banks selected by the Company and approved by the Requesting Holder(s), such approval not to be unreasonably withheld. The Company (together with the Holders proposing to distribute Registrable Securities and any other Person distributing securities through such underwriting) shall, upon request of the managing underwriter, enter into any reasonable agreement requested by such managing underwriter in connection with the offering, including, without limitation, an underwriting agreement in customary form with such managing underwriter; provided, however, that (a) the Requesting Holder(s) shall be permitted to select a co-managing underwriter for such offering, which co-managing underwriter shall be subject to the approval of the Company, such approval not to be unreasonably withheld; and (b) subject to Section 2.5 the Company may, but in no event shall the Company be required to, include securities for its own account in such offering. If a Holder disapproves of the terms of the underwriting (including, without limitation, any limits on the number of Registrable Securities to be included), such Holder

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may elect to withdraw therefrom by written notice to the Company and the managing underwriter in accordance with Section 12.1.



         2.5. Priority for Demand Registration.

                  (a) Notwithstanding any other provision of this Article 2, if the lead managing underwriter advises the Company in writing that, in the opinion of the lead managing underwriter, the number of securities of the Company requested to be included in the underwriting is likely to have an adverse effect on the price, timing or distribution of securities offered in such offering, the lead managing underwriter may limit the Registrable Securities to be included in such registration and underwriting to such number of Registrable Securities that, in the opinion of the lead managing underwriter, can be sold without having such adverse effect. In the event the lead managing underwriter so advises the Company, the Company shall so advise the Holders proposing to sell Registrable Securities (and any other Person distributing securities through such underwriting, if any), and such maximum number of securities to be included in such registration, as determined by the lead managing underwriter, shall be allocated in the following priority:

                  (i) first, all Registrable Securities of the Requesting Holder(s) in the amount indicated in the Demand Registration, and if such amount exceeds the maximum number of Registrable Securities to be included in such registration as determined by the lead managing underwriter, then pro rata to the amounts of Registrable Securities requested by each Requesting Holder;

                  (ii) second, any Registrable Securities requested to be included in such Demand Registration by other Holders pursuant to
         Section 2.2(a), as nearly as practicable, pro rata to the number of Registrable Securities requested by each Holder to be included in such Demand Registration;

                  (iii) third securities proposed by the Company to be included in such Demand Registration for its own account; and

                  (iv) fourth, securities of other Persons, if any, that have requested to have such securities included in such Demand Registration as a result of piggyback registration rights, pro rata to the amount of securities that each such Person requested to be included in such Demand Registration.

                  (b) Upon the occurrence of any of the foregoing restrictions, any Holder may elect to withdraw from a registration by written notice to the Company and the lead managing underwriter. If as a result of such withdrawal, a greater number of Registrable Securities held by other Holders may be included in such registration, then the Company shall offer to all other Holders who have included Registrable Securities in the registration, the right to include additional Registrable Securities in the same proportions as used in determining the limitations set forth above.

2.6.     Limitation on Demand Registrations.

                  (a) The Company may delay making a filing of a Registration Statement in respect of a Demand Registration by not more than ninety (90) days past the time the

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Company would otherwise be required to file such Registration Statement if the
Company, prior to the time it would otherwise have been required to file such Registration Statement pursuant to this Article 2 in connection with a Demand Request determines in the good faith judgment of the Board of Directors of the Company that the filing of such Registration Statement would be seriously detrimental to the Company or would otherwise materially adversely affect a material transaction, such as a financing, acquisition, disposition or merger (a "VALID BUSINESS REASON"); provided, however, that such right to delay the filing of such Registration Statement shall be exercised by the Company not more than once in any twelve-month (12-month) period and the Company shall only have the right to delay such filing for only so long as such Valid Business Reason exists.

                  (b) The Company shall not be required to effect any Demand
         Registration:

                  (i) prior to the six (6) month anniversary of the IPO;

                  (ii) in response to a request from any Requesting Holder(s) within six (6) months after the effective date of a Registration Statement relating to a prior Demand Registration or within six (6) months after the effective date of any other Registration Statement effected by the Company for a public offering of Common Stock or ADSs;

                  (iii) after the Company has, in response to requests for Demand Registrations from any Requesting Holder, or any Requesting Holder's predecessors in interest pursuant to this Article 2, effected the registration of Registrable Securities and has sold such Registrable Securities on at least three (3) prior occasions; provided, that for purposes of determining the number of Demand Registrations effected by a Requesting Holder and its predecessors in interest, (a) Eco Telecom and Persons acquiring Registrable Securities directly or indirectly from Eco Telecom (including, without limitation, any transferee or assignee who obtains registration rights pursuant to the terms of this Agreement) shall count as one Requesting Holder, (b) Telenor and Persons acquiring Registrable Securities directly or indirectly from Telenor (including, without limitation, any transferee or assignee who obtains registration rights pursuant to the terms of this Agreement) shall count as one Requesting Holder and (c) VIP and Persons acquiring Registrable Securities directly or indirectly from VIP shall count as one Requesting Holder;

                  (iv) if, in the good faith judgment of the Board of Directors of the Company, in connection with such registration, the shareholders of the Company not participating in such registration would be afforded the right under applicable law to require the Company to repurchase their shares of Common Stock and such purchase obligation would be materially detrimental to the Company's financial position, business and/or strategic plans; or

                  (v) with respect to any Demand Registration that is underwritten pursuant to the terms hereunder, if the Company is unable, after good faith efforts, to retain an underwriter in accordance with
         Section 2.4 hereof.

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
         2.7. Circumstances and Effect of Withdrawal. Except as provided in
Section 2.7(b) below, at the request of any Requesting Holder, or in the event that a sufficient number of Holders withdraw from a Demand Registration for any reason such that the amount of Registrable Securities to be included by Holders in such Demand Registration will result in such Demand Registration failing to meet the threshold amounts set forth in Section 2.1, the Company shall have the right to cease proceeding with such Demand Registration and in such event:

                  (a) The Requesting Holders shall either (i) bear all Registration Expenses incurred in connection with such Demand Registration, in which event such Demand Registration shall not count as a Demand Registration under this Article 2 or (ii) require that the Company bear all such Registration Expenses, in which event such withdrawn Demand Registration shall count as a Demand Registration under this Article 2.

                  (b) Notwithstanding anything in Section 2.7(a) to the contrary, the Holders shall be entitled to withdraw from a Demand Registration and neither (i) pay any Registration Expenses in connection therewith nor (ii) forfeit the right to such Demand Registration if (A) the Holders have learned of a material adverse change in the financial condition, business or prospects of the Company that was not known to the Holders at the time of the Demand Request and (B) the Company failed to disclose such material adverse change to the Holders at the time the Demand Request was delivered.

                                   ARTICLE 3

                             PIGGYBACK REGISTRATION

         3.1. Right to Include Registrable Securities. If at any time the Company shall determine to register any of its Common Stock or ADSs under the Securities Act for its own account or on account of its shareholders (a "COMPANY REGISTRATION"), other than a Holder and other than pursuant to a Registration Statement on Form F-1 (solely in connection with the Company's IPO), Form F-4 or Form S-8 (or successor forms), the Company shall promptly give written notice of such Company Registration to all Holders of Registrable Securities (which notice shall be given not less than thirty (30) days prior to the expected effective date of the Registration Statement in connection with such Company Registration) and shall offer all Holders the right to request inclusion of any of such Holder's Registrable Securities in such Company Registration, provided, however, that rights of Holders in respect of a Demand Registration shall be governed by
Article 2 hereof.

         3.2. Piggyback Procedure. Each Holder of Registrable Securities shall have thirty (30) days from the receipt of notice of a Company Registration to deliver to the Company a written request in accordance with Section 12.1 specifying the number of Registrable Securities such Holder intends to sell (which in any one request shall not exceed fifty percent (50%) of the Registrable Securities owned in the aggregate by such Holder at such time or 5% of the issued and outstanding Common Stock, whichever is greater); provided, however, that if such Holder has more than fifty (50) shareholders and is required by applicable law to obtain the approval of its shareholders in order to sell such Registrable Securities, then (if prior to the expiration of the thirty (30) day period such Holder shall so notify the Company in writing) such Holder shall have seventy (70) days from the receipt of such notice to deliver to the Company its written response. Any Holder shall have the right to withdraw such Holder's request for inclusion of such Holder's Registrable Securities in such Company Registration by delivering written notice to the Company of such withdrawal in accordance with Section 12.1 prior to the anticipated effectiveness of a Registration Statement in connection therewith. Subject to Section 3.4, the Company shall include in such Registration Statement all such Registrable Securities so requested to be included therein, provided, however, that the Company may at any time withdraw or cease proceeding with any such Company Registration whether or not any Holder has elected to include Registrable Securities in such Company Registration.

         3.3. Selection of Underwriters; Conditions of Underwritten Offering. The managing underwriter for any Company Registration that the Company proposes as an underwritten public offering shall be one or more reputable investment banks selected by the Company. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other Persons distributing their securities through such underwriting, if any, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company. The right of any Holder to registration pursuant to this Article 3 in connection with any underwritten public offering shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. If any Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

         3.4. Priority for Piggyback Registration.

         Notwithstanding any other provision of this Article 3, if the managing underwriter in a Company Registration advises the Company in writing that, in the opinion of such managing underwriter, the number of securities of the Company requested to be included in such underwriting is likely to have an adverse effect on the price, timing or distribution of securities offered in such offering, the managing underwriter may limit the securities to be included in such Company Registration and underwriting to the number of securities that, in the opinion of the managing underwriter, can be sold without having such adverse effect. In the event the managing underwriter so advises the Company, the Company shall so advise the Holders proposing to sell Registrable Securities (and any other Person distributing securities through such underwriting, if any), and such maximum number of securities to be included in such registration shall be allocated in the following priority:

                  (i) first, the securities proposed by the Company to be sold for its own account;

                  (ii) second, any Registrable Securities requested to be included in such Company Registration by the Holders and any securities requested to be included therein by such other Persons having piggyback registration rights that are on par with the piggyback registration rights granted to the Holders, as nearly as practicable, pro rata to the amounts of Registrable Securities requested by each Holder and securities requested by each such other Person to be included in the Company Registration at the time of filing of the Registration Statement; and

                  (iii) third, any securities requested to be included in such Company Registration by other Persons having piggyback registration rights that are junior to the piggyback registration right granted to the Holders, as nearly as practicable, pro rata to the amounts of securities requested by each such other Person to be included in the Company Registration at the time of filing the Registration Statement;

provided, however, that notwithstanding anything to the contrary in this Section 3.4, in the circumstance that, as a result of the provisions of this Section 3.4, a Holder shall not be entitled to include all of the Registrable Securities in a Company Registration that such Holder has requested to be so included, such Holder may withdraw such Holder's request to include Registrable Securities in such Registration Statement at the time such Holder is delivered notice of such circumstance.

                                   ARTICLE 4

                             REGISTRATION PROCEDURES

         4.1. Procedures. Whenever Holders of Registrable Securities have requested that any Registrable Securities be registered in accordance with the terms of this Agreement, the Company shall, as soon as practicable:

                  (a) Prepare and file with the SEC a Registration Statement on any form that the Company deems appropriate and pursuant to which such registration and sale may be made in accordance with the intended method of distribution, and use its best efforts to cause such registration statement to become effective and to keep such registration statement effective for a period of not less than one hundred twenty (120) consecutive days or, if earlier, until the Holder or Holders have completed the distribution related thereto;

                  (b) Provide any Holders participating, or electing to participate, in such registration and sale of Registrable Securities (the "PARTICIPATING HOLDERS"), any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any Participating Holder or underwriter (each an "INSPECTOR" and, collectively, the "INSPECTORS"), the opportunity to participate, including, without limitation, reviewing, commenting on and attending all meetings, in the preparation of such Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto;

                  (c) For a reasonable period prior to the filing of any Registration Statement pursuant to this Agreement, make available for inspection and copying by the Participating Holders and the Inspectors such financial and other information and books and records, pertinent corporate documents and properties of the Company and its subsidiaries and cause the officers, directors, employees, counsel and independent certified public accountants of the Company and its subsidiaries to respond to such inquiries and to supply all information reasonably requested by any such Inspector in connection with such Registration Statement, as shall be reasonably necessary, in the judgment of the respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act;

                  (d) Promptly notify each Participating Holder, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold, (a) when such Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any such Registration Statement or any post-effective amendment, when the same has become effective, (b) of any comments (oral or written) by the SEC and by the blue sky or securities commissioner or regulator of any state with respect thereto or (c) of any request by the SEC for any amendments or supplements to such Registration Statement or the prospectus or for additional information, and in the case of a Demand Registration, prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than one hundred twenty (120) consecutive days or such shorter period that will terminate upon the date when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the applicable prospectus delivery period), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

                  (e) Furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                  (f) Register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States as the sellers or underwriters shall request, to keep such registration or qualification in effect for so long as the Registration Statement is in effect and do any and all other acts and things which may be reasonably necessary or advisable to enable such sellers to consummate the disposition in such jurisdictions of the Registrable Securities owned by such sellers (provided that the Company will not be required to qualify generally to do business or file any general consent to service of process in any jurisdiction where it would not otherwise be required to qualify or file but for this subparagraph);

                  (g) Obtain all necessary approvals, covenants, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the sellers of such Registrable Securities to consummate the disposition of such Registrable Securities;

                  (h) Promptly notify each Participating Holder of Registrable Securities at any time when a prospectus relating to a registration thereof is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and subject to Section 2.2 hereof, prepare and file as soon as practicable (but in no event later than fourteen (14) days following notice of the occurrence of such event to each Participating Holder of Registrable Securities) with the SEC and promptly notify each Participating Holder of Registrable Securities of the filing of, a supplement to such prospectus or an amendment to the Registration Statement so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made and in the case of an amendment to the Registration Statement, use reasonable efforts to cause it to become effective promptly;

                  (i) Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold of the issuance by the SEC of (a) any stop order issued or threatened to be issued by the SEC or (b) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and the Company agrees to use reasonable efforts (x) to prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) to prevent the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, and in the event of such issuance, to obtain the withdrawal of such order, at the earliest practicable date;

                  (j) If the offering is to be underwritten, enter into any necessary agreements in connection therewith (including an underwriting agreement containing customary representations, warranties and agreements);

                  (k) Obtain a "cold comfort" letter from the Company's independent certified public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the managing underwriter may reasonably request;

                  (l) If such Registrable Securities are being sold through underwriters, furnish, at the request of any underwriter of Registrable Securities on the date such Registrable Securities are delivered to the underwriters for sale in connection with a Registration Statement pursuant to this Agreement, or, if such Registrable Securities are not being sold through underwriters, furnish, at the request of any Participating Holder, on the date that the Registration Statement, with respect to such Registrable Securities, becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the Participating Holders, the placement agent or sales agent, if any, thereof and the underwriters, if any, thereof, covering such legal matters with respect to such registration as any such underwriter, placement agent or Participating Holder may reasonably request and as are customarily included in such opinions;

                  (m) Cooperate with each Participating Holder and each underwriter participating in the disposition of such Registrable Securities and underwriters' counsel in connection with any filings required to be made with the exchange or market on which the Registrable Securities are traded;

                  (n) Cause all Registrable Securities registered pursuant hereto to be listed on each securities exchange or market on which similar securities issued by the Company are then listed or, if none of the Company's securities are so listed, then on any of The New York Stock Exchange, The American Stock Exchange or The Nasdaq National Market;

                  (o) Provide a transfer agent and registrar or depositary for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

                  (p) Use reasonable efforts to take all other actions necessary to effect the registration of the Registrable Securities contemplated hereby.

                                   ARTICLE 5

                        REGISTRATION AND SELLING EXPENSES

5.1.     Registration Expenses.

         Subject to Sections 2.7(a) and 2.7(b) hereof, all Registration Expenses relating to any Registrable Securities registered on behalf of any Holder in connection with any Demand Registration or Company Registration shall be borne by the Company.

         5.2. Selling Expenses. All Selling Expenses relating to any Registrable Securities registered on behalf of any Holder in connection with any Demand Registration or Company Registration shall be borne by the Holders participating in such registration pro rata on the basis of the number of Registrable Securities of each such Holder included in such registration to the total number of Registrable Securities that have been registered in such registration on behalf of all Holders.

         5.3. Different Allocations. Notwithstanding the provisions of Section
5.1 and 5.2, if, as a condition of registration, qualification or compliance of any offering in any state or jurisdiction in which the Company (by vote of its Board of Directors) or any underwriter determines in good faith that it wishes to offer securities registered in an offering to which this Agreement applies, Registration Expenses and/or Selling Expenses are required to be allocated in a manner different from that provided in Section 5.1 and 5.2, respectively, such expenses shall be allocated in whatever permitted manner is most nearly in compliance with the provisions of this Agreement.

                                   ARTICLE 6

              UNDERTAKINGS OF THE HOLDERS OF REGISTRABLE SECURITIES

         6.1. Suspension of Sales. If any Registrable Securities are included in a Registration Statement pursuant to the terms of this Agreement, the Holder thereof shall not (until further notice) effect sales thereof after receipt of written notice from the Company pursuant to Section 4.1(h) of the occurrence of an event specified therein in order to permit the Company to correct or update the Registration Statement or prospectus as set forth in this Agreement, as applicable; provided that the obligations of the Company with respect to maintaining any Registration Statement current and effective shall be extended by a period of days equal to the period said suspension is in effect.

         6.2. Compliance. If any Registrable Securities are being registered in any registration pursuant to this Agreement, the Holder thereof shall comply with all anti-stabilization, manipulation and similar provisions of Section 10 of the Exchange Act.

         6.3. Termination of Effectiveness. At the end of the period during which the Company is obligated to keep a Registration Statement current and effective pursuant hereto, each Holder of Registrable Securities included in the Registration Statement shall discontinue sales thereof pursuant to such Registration Statement, unless such Holder has received written notice from the Company of its intention to continue the effectiveness of such Registration Statement with respect to any of such Registrable Securities that remain unsold.

         6.4. Furnish Information. A condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder shall be that such Holder deliver to the Company notice of certain information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as shall reasonably be required to effect the registration of such Holder's Registrable Securities or as shall otherwise reasonably be requested by the Company in connection therewith.

                                   ARTICLE 7

                           UNDERWRITTEN REGISTRATIONS

         No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (i) agrees to sell such Holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the Holder or Holders entitled hereunder to approve such arrangements, and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements, "lock-up" agreements and other documents reasonably required under the terms of such underwriting arrangements, provided that no Holder of Registrable Securities included in any underwritten registration hereunder shall be required to make any representations or warranties to the Company or the underwriters on account of the registration of Registrable Securities owned by such Holder other than representations and warranties regarding such Holder (including valid title to the Registrable Securities being sold free and clear of all liens) and such Holder's intended method of distribution. Holders of Registrable Securities to be sold in an underwritten registration hereunder may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also be made to and for the benefit of such Holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders of Registrable Securities hereunder.

                                   ARTICLE 8

                        ASSIGNMENT OF REGISTRATION RIGHTS

         The rights of a Holder of Registrable Securities set forth in this Agreement, including the right to cause the Company to register Registrable Securities and pay the Registration Expenses incurred in connection therewith, to the extent set forth herein, may not be Transferred by such Holder except (i) in connection with a Transfer of Registrable Securities to a Permitted Transferee in accordance with the Shareholders Agreement or (ii) in connection with a Transfer by a Holder of 100% of such Holder's Registrable Securities to a transferee other than a Permitted Transferee in accordance with the Shareholders Agreement; and in each case only if such transferee agrees in writing to assume and be bound by the provisions of both the Shareholders Agreement and this Agreement by executing an Endorsement (and/or such further documents as may be necessary in the opinion of the Company and other Holders to make such transferee a party to each such agreement). No such Transfer shall be deemed to relieve the transferor Holder of any obligations of such transferor Holder pursuant to this Agreement, accruing before the date of such Transfer.

                                   ARTICLE 9

                                 INDEMNIFICATION

9.1.     Indemnification by the Company.

                  (a) The Company shall, notwithstanding termination of this Agreement, indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities covered by such Registration Statement, such Holder's officers, directors, employees, agents and general or limited partners (and the directors, officers, employees and agents thereof) and each other Person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act), with respect to any sale which has been effected pursuant to the terms of this Agreement, and each underwriter, if any, and each Person who controls any underwriter (within the meaning of Section 15 of the Securities Act) (collectively, the "HOLDER INDEMNIFIED PARTIES"), against any and all losses, claims, damages, liabilities and expenses joint or several (including without limitation reasonable fees and expenses of counsel and any amounts paid in settlement effected with the Company's consent, which consent shall not be unreasonably delayed, withheld or conditioned) (collectively, "LOSSES") to which any such Holder Indemnified Party may become subject, or in which the Company has notified the Holder that the Registrable Securities have otherwise been registered and qualified or are eligible for sale, in each case insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) are resulting from or arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus, or any other Company approved offering circular or other document, or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act (or any rule or regulation promulgated under the Securities Act or the Exchange Act), the securities or similar laws of any state or other jurisdiction in which Registrable Securities are sold in an underwritten offering or, with respect to any non-underwritten offering effected pursuant to the terms of this Agreement, the securities laws of those jurisdictions in which the Holders have requested registration or qualification of the Registrable Securities covered by the request (unless the Company shall have notified such Holder in a timely manner that such registration or qualification is not available or has not been made for any reason permitted by this Agreement), or in which the Company has notified the Holder that the Registrable Securities have otherwise been registered and qualified or are eligible for sale; in each such case as applicable to the Company in connection with any such registration, qualification, compliance or sale in which such Holder's Registrable Securities were included as contemplated herein and, in each such case, the Company shall reimburse each such Holder Indemnified Party for any Losses incurred by any of them in connection with investigating or defending any such claim, action or proceeding (collectively a "CLAIM"); provided, however, that the Company shall not be liable to any such Holder Indemnified Party in any such case to the extent that any such Claim (whether commenced or threatened) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or amendment thereof or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in strict conformity with written information furnished to the Company by or on behalf of any such Holder Indemnified Party relating to such Holder Indemnified Party specifically stating that it is for use in the preparation thereof.

                  (b) In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided in Section 9.1(a) with respect to the indemnification of the Holders of Registrable Securities.

         9.2. Indemnification by Holders.

                  (a) Each Holder of Registrable Securities participating in any registration hereunder shall severally, and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, the Company and any other Holder participating in such registration, their respective directors, officers, employees and agents, and each Person who controls the Company and any such Holder (within the meaning of the Securities Act), respectively, (collectively, the "COMPANY INDEMNIFIED PARTIES") to the same extent as the foregoing indemnity from the Company to the Holders as set forth in Section 9.1 (subject to the exceptions set forth in the foregoing indemnity, the proviso to this sentence and applicable law), but only with respect to any such information furnished in writing by such Holder stated to be specifically for use in connection with any such registration. Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Company Indemnified Parties (except as expressly provided above) and shall survive the Transfer of Registrable Securities by such Holder; provided, however, that the liability of such Holder for indemnification under this Section 9.2(a) shall not exceed the net proceeds from the offering received by such Holder.

                  (b) In connection with an underwritten offering, each Holder of Registrable Securities participating in any registration hereunder shall severally, and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided in Section 9.2(a) with respect to the indemnification of the Company.

         9.3. Conduct of Indemnification Proceedings. Promptly after a party indemnified under this Article 9 receives notice or becomes aware of information regarding the commencement or threatened commencement of any Claim in respect of which indemnification may be required pursuant to this Article 9, such indemnified party shall promptly deliver written notice to the indemnifying party of such commencement or threatened commencement, provided, however, that the failure to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party except to the extent that the indemnifying party's ability to defend such action is materially prejudiced by such failure to give such timely notice. If any such Claim is brought against any indemnified party and the indemnifying party is notified thereof, the indemnifying party shall, upon notice to the indemnified party, be entitled to participate therein and, to the extent that it wishes, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After delivery of such notice by the indemnifying party to the indemnified party, the indemnifying party shall not be liable to such indemnified party under this Article 9 for any legal expenses of counsel or any other expenses (other than reasonable costs of investigation) subsequently incurred by such indemnified party in connection with the defense thereof, unless the indemnifying party has failed to assume the defense of such Claim or to employ counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party shall have the right to retain its own counsel, reasonably acceptable to the indemnifying party, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The indemnifying party shall not be required to indemnify the indemnified party with respect to any amounts paid in settlement of any Claim entered into without the written consent of the indemnifying party, which consent shall not be unreasonably delayed or withheld. No indemnifying party shall consent to the entry of any judgment or enter into any settlement without the consent of the indemnified party unless
(i) such judgment or settlement does not impose any obligation or liability upon the indemnified party other than the execution, delivery or approval thereof, and (ii) such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a full release and discharge from all liability in respect of such Claim.

         9.4. Survival. The obligations of the Company and the Holders of Registrable Securities under this Article 9 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement and the termination of this Agreement or the rights of any party hereunder.

         9.5. Contribution. If a claim for indemnification under Section 9.1 or
9.2 is available by its terms but is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses that would have been indemnified under Section 9.1 or 9.2, as the case may be, in proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party, any action or inaction by any such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission, action or inaction; provided, however, that the liability of any Holder under this Section 9.5 shall be limited to the amount of net proceeds received by such Holder in the offering giving rise to such liability, less any amounts paid pursuant to Section 9.2. The amount of Losses subject to this Section 9.5 shall be deemed to include any reasonable legal or other expenses incurred by such indemnified party in connection with investigating or defending any such Claim (which shall be limited as provided in Section 9.3 if the indemnifying party has assumed the defense of any such action in accordance with the provisions thereof). Notwithstanding the foregoing in this Section 9.5, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an indemnified party of written notice of the commencement or threatened commencement of any Claims for which a claim for contribution may be made against an indemnifying party under this Section 9.5 and if a notice for indemnification has not been otherwise given under this Article 9, such indemnified party shall give written notice thereof in the manner set forth hereunder for a Claim for indemnification to the indemnifying party, provided, however, that the failure to so notify the indemnifying party shall not relieve it from any obligation to provide contribution hereunder except to the extent that the indemnifying party's ability to defend such action is materially prejudiced by the failure to give such timely notice. The parties hereto acknowledge that determining contribution pursuant to this Section 9.5 by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 9.5 would not be just or equitable. For the avoidance of doubt, if indemnification is available under Sections 9.1 or 9.2, the Indemnifying Parties shall indemnify each Indemnified Party to the fullest extent provided in Section 9.1 and 9.2, as the case may be, without regard to the relative fault of said Indemnifying Party or Indemnified Party or any other equitable consideration provided for in this
Section 9.5.

         9.6. Other Rights. Except to the extent expressly provided otherwise, the provisions of this Article 9 shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract, shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party, and shall survive the Transfer of securities by any such party; provided that any indemnification of similar scope entered into pursuant to an underwriting agreement in connection with an offering contemplated herein shall supersede this Article 9.

         9.7. Indemnification and Contribution of Underwriters. In connection with any underwritten offering contemplated by this Agreement that includes Registrable Securities, the Company and all Holders of Registrable Securities included in any Registration Statement shall agree to customary provisions for indemnification and contribution (consistent with the other provisions of this Article 9) in respect of Losses of the underwriters of such offering.

                                   ARTICLE 10

             RULE 144; RULE 144A; OTHER EXEMPTIONS; MARKET STANDOFF

         10.1. Rule 144; Rule 144A; Other Exemptions. With a view to making available to the Holders the benefits of certain rules and regulations promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company covenants that, at any time after the date which is ninety (90) days following an IPO, it shall (i) file in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, (ii) furnish to a Holder (for so long as such Holder owns any Registrable Securities), upon request, a written statement by the Company as to its compliance with reporting requirements of Rule 144 and Rule 144A(d) and a copy of the most recent annual and quarterly report of the Company, and take such further action as each Holder may reasonably request (including, without limitation, providing any information necessary to comply with Rule 144 under the Securities Act), and to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A under the Securities Act, as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the SEC.

         10.2. "Market Stand-Off" Agreement. During the period of duration (up to, but not exceeding, one hundred and eighty (180) days) specified by the Company and/or the underwriters managing any underwriting of the securities of the Company, following the date of the final prospectus distributed in connection with the Registration Statement of the Company filed under the Securities Act with respect to an IPO, no Holder may, to the extent requested by such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), loan, grant any option to purchase or otherwise Transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities or other securities of the Company held by it at any time during such period; provided, however, that the Company shall utilize its reasonable efforts to ensure that all officers and directors of the Company, all ten percent (10%) equity holders, and all other persons with registration rights granted subsequent to the date hereof enter into similar agreements, provided that to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to each Holder's Registrable Securities or other securities of the Company (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and, if so requested, each such Holder shall execute an agreement in the form provided by the underwriter containing terms that are essentially consistent with the provisions of this Section 10.2. Notwithstanding the foregoing, the obligations described in this Section 10.2 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form F-4 or successor forms that may be promulgated in the future.

                                   ARTICLE 11

                       TERMINATION OF AGREEMENT AND RIGHTS

         11.1. Termination of Agreement. This Agreement shall take effect on the date hereof and continue in effect and shall not terminate except (i) upon the liquidation or dissolution of the Company, (ii) upon the unanimous written agreement of the Holders and the Company, (iii) at midnight (Moscow time) on the Final Date, if the First Closing shall not have occurred by such time ; or (iv) upon the consummation of a Business Combination, as such term is defined in the Shareholders Agreement, in which VIP is the surviving entity.

         11.2. Termination of Holders Rights. The rights granted pursuant to this Agreement (other than Article 9) shall terminate as to any Holder upon the earliest of: (i) the occurrence of any of the events set out in Section 11.1,
(ii) at such time, beginning six (6) months after the closing of an IPO, when such Holder, together with its Affiliates which have executed Endorsements in accordance with the terms of this Agreement own, in the aggregate, less than five percent (5%) of the issued and outstanding Common Stock and (iii) with respect to Telenor only, upon the Third Closing under the Primary Agreement, if Telenor has not purchased the Second Closing Telenor Shares or the Third Closing Telenor Shares (as such terms are defined in the Primary Agreement), in each case pursuant to the terms of the Primary Agreement.

                                   ARTICLE 12

                                  MISCELLANEOUS


12.1.    Notices.

         (a) All notices, requests and other communications provided for hereunder (including, without limitation, any modifications of, waivers or consents under, this Agreement) must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers:

If to VIP, to:

Open Joint Stock Company "Vimpel-Communications"
10 Ulitsa 8-Marta
Building 14
125083, Moscow
Russian Federation

Facsimile No.:  +7 095 755 3682
Attention: Georgy Silvestrov
General Counsel

With a copy to:
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Ducat Place II
7 Ulitsa Gasheka
123056, Moscow
Russian Federation

Facsimile No.:  +7 095 974 2412
Attention: Melissa J. Schwartz

If to Eco Telecom, to:

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar

Facsimile No.: +3 504 1988
Attn:   Franz Wolf

with a copy to

OOO Alfa-Eco
21 Novy Arbat
121019 Moscow
Russian Federation

Facsimile No.: 7 095 202 8364
Attention:  Stanislav Shekshnya

and a copy to:

Herbert Smith CIS Legal Services
24 Korobeinikov Pereulok
119034 Moscow
Russian Federation

Facsimile No.: +7 095 363 6501
Attention:  Vladimir Afonkin


If to the Company, to:

VimpelCom-Region
10 Ulitsa 8-Marta
Building 14
125083, Moscow
Russian Federation

Facsimile No.: +7 095 755 3682
Attention: Vladimir Golosov
              General Counsel

With a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Ducat Place II
7 Ulitsa Gasheka
123056, Moscow
Russian Federation

Facsimile No.:  +7 095 974 2412
Attention: Melissa J. Schwartz

and a copy to:

Herbert Smith CIS Legal Services
24 Korobeinikov Pereulok
119034 Moscow
Russian Federation

Facsimile No.: +7 095 363 6501
Attention: Vladimir Afonkin

If to Telenor, to:

Telenor East Invest AS
Universitetsgaten 2

N-0130 Oslo
Norway

Facsimile No.:  +47 2277-91-59
Attention: Henrik Torgersen

With a copy to:

Advokatene i Telenor
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-11-44-61
Attention: Bjorn Hogstad

         (b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 12.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 12.1, be deemed given upon receipt, and (iii) if delivered by courier in the manner described above to the address as provided in this Section 12.1, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

         12.2. Entire Agreement.

                  This Agreement, together with the Principal Agreements (as defined in the Primary Agreement), supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contains the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.

         12.3. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of each Holder holding five percent (5%) or more of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder rights superior or pari passu to those granted to the Holders pursuant to this Agreement.

         12.4. Waiver.

         Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

         12.5. Amendment.

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         12.6. No Assignment; Binding Effect; No Third Party Beneficiary; Obligations Several.

         (a) Except as expressly provided herein, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. The terms and provisions of this Agreement are intended solely for the benefit of each Party and its respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 9.

         (b) The obligations of the Shareholders hereunder shall be several (and not joint). A shareholder shall not be responsible for the failure of any other Shareholder to perform any obligation required to be performed by it hereunder or under any other Principal Agreement (as defined in the Primary Agreement). The obligations of the Company at any time hereunder to each Shareholder shall be separate and independent obligations. Subject to the terms of this Agreement, each Shareholder shall be entitled to protect and enforce its rights arising out of this Agreement as it shall see fit, and it shall not be necessary for any other Shareholder to consent to, or be joined as an additional party in, any proceeding for such purposes.

         12.7. Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the conflicts of laws principles thereof which would result in the application of the laws of a different jurisdiction.

         12.8. Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity.

         (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

         (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

         (ii) The place of the arbitration shall be Geneva, Switzerland.

         (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s) (within thirty (30) Business Days of the date of the notice of arbitration). In the event that all claimants and all respondents cannot agree upon their respective appointments(s), all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

         (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

         (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

         (vi) The award of the arbitrators shall be final and binding on the parties to this Agreement.

         (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any jurisdiction.

         (b) Except for arbitration proceedings pursuant to Section 12.8(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties to this Agreement in connection with any matter arising out of or in connection with this Agreement.

         (c) Each party hereto irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 12.8(b), with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile as specified in Section 12.01. Each party to this Agreement will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 12.8 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with Section 12.8(b).

         (d) Each of the parties hereto hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each of the parties hereto hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

         12.9. Severability.

         If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

         12.10. Headings.

         The headings contained in this Agreement are for convenience of reference only, and do not form a part hereof and in no way interpret or construe the provisions hereof.

         12.11. Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its duly authorized officer, effective as of the day and year first above written.


CLOSED JOINT-STOCK COMPANY "VIMPELCOM-REGION"


By:      /s/ Maurice H. Worsfold
         -----------------------------------
         Name: Maurice H. Worsfold
         Title:  Attorney-in-Fact


By:      /s/ Galina V. Nesterova
         -----------------------------------
         Name: Galina V. Nesterova
         Title:  Chief Accountant



OPEN JOINT-STOCK COMPANY "VIMPEL-COMMUNICATIONS"

By:      /s/ Dmitri Borisovich Zimin
         -----------------------------------
         Name: Dmitri Borisovich Zimin
         Title:  President

By:      /s/ Vladimir Bychenkov
         -----------------------------------
         Name: Vladimir Bychenkov
         Title:  Chief Accountant


ECO TELECOM LIMITED


By:      /s/ Serge Barychkov
         -----------------------------------
         Name: Serge Barychkov
         Title:  Attorney-in-Fact





TELENOR EAST INVEST AS


By:      /s/ Tron Ostby
         -----------------------------------
         Name: Tron Ostby
         Title:  Attorney-in-Fact


                                       28